Amendment to Investment Advisory Agreement

This Amendment entered into this the 29 day of May, 2015, by and between Everence Capital Management, Inc., formerly known as Menno Insurance Services, Inc., d/b/a MMA Capital Management (hereinafter referred to as “Everence”), an Indiana corporation, and Praxis Mutual Funds, f/k/a MMA Praxis Mutual Funds (“Trust”), parties to the Investment Advisory Agreement dated June 3, 1994 (“Agreement”).

Everence and the Trust hereby agree to modify and amend the Agreement as follows:

1.	The parties recognize and acknowledge that Menno Insurance Services, Inc., d/b/a MMA Capital Management has changed its name to Everence Capital Management, Inc., and the parties hereby agree that the Agreement shall be amended to reflect that the new name of the contracting party as Everence Capital Management, Inc.

2.	The parties recognize and acknowledge that MMA Praxis Mutual Funds has changed its name to Praxis Mutual Funds and that the Agreement shall be amended to reflect that the new name of the contracting party is Praxis Mutual Funds.

3.	All other terms and conditions of the Agreement and prior amendments thereto not in direct conflict with this Addendum are hereby ratified and confirmed.

Everence Capital Management, Inc. f/k/a Menno Insurance Services, Inc. d/b/a MMA Capital Management		Praxis Mutual Funds f/k/a MMA Praxis Mutual Funds

By:	/s/ Marlo J. Kauffman	By:	/s/ Chad M. Horning
Title:	Assistant Secretary	Title:	President
Name:	Marlo J. Kauffman	Name:	Chad M. Horning
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